UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Rosendo G. Parra
   One Dell Way
   TX, Round Rock 78682-2244
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Americas Public and International Group
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |3/9/ 1|M   | |125248            |A  |$3.335     |                   |D     |                           |
                           |999   |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/9/ 1|M   | |19200             |A  |$9.26      |                   |D     |                           |
                           |999   |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/9/ 1|S   | |144448            |D  |$44.5216   |602100 1           |D     |                           |
                           |999   |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |17826              |I     |Employer 401(k) Plan       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Nonqualified Stock Opt|$0.407  |     |    | |           |   |2    |6/29/|Common Stock|       |       |123264      |D  |            |
ions                  |        |     |    | |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$0.982  |     |    | |           |   |3    |7/24/|Common Stock|       |       |151476      |D  |            |
ions                  |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.446  |     |    | |           |   |4    |7/11/|Common Stock|       |       |192000      |D  |            |
ions                  |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$3.335  |3/9/ |M   | |125248     |D  |5    |3/21/|Common Stock|125248 |N/A    |0           |D  |            |
ions                  |        |1999 |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |3/9/ |M   | |19200      |D  |6    |7/18/|Common Stock|19200  |N/A    |76800       |D  |            |
ions                  |        |1999 |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |     |    | |           |   |5    |3/20/|Common Stock|       |       |118220      |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |7    |7/17/|Common Stock|       |       |86520       |I  |By Family L.|
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |P.          |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. 145,460 non-restricted shares and 456,640 restricted shares to vest according to the following schedule: 91,520 shares on 1/1 from 2000 thru 2001 and 90,880 shares on 1/1/02 and 45,760 shares on 7/24 from 1999 thru 2001 and 45,440 shares on 7/24/02.
2. Exercisable on 8/2/99.
3. Exercisable in accordance with the following schedule: 75,738 shares on 7/24/99 and 7/24/00.
4. Exercisable in accordance with the following schedule: 64,000 shares on 7/11 of each year from 1999 through 2001.
5. Currently exercisable.
6. Exercisable in accordance with the following schedule: 19,200 shares on 7/18 of each year from 1999 through 2002.
7. Exercisable in accordance with the following schedule: 17,304 shares on 7/17 of each year from 2002 through 2006.